SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C 20549

                                FORM 8-K

                             CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


  Date of report  (Date of earliest event reported):  December 20, 2002


Commission file number__________________0-10976_________________________________


______________________Microwave Filter Company, Inc_____________________________
           (Exact name of registrant as specified in its charter)


__________New York__________________________16-0928443__________________________
(State or other jurisdiction of incorporation or organization)
                                            (I.R.S. Employer Identification No.)


_____6743 Kinne Street,  East Syracuse, NY________13057_________________________
(Address of principal executive offices)          (Zip code)


Registrant's telephone number including area code____(315) 438-4700_____________




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Item 5.  Other Events.


  A ten cents per share cash dividend was declared December 18, 2002 by the Board of Directors of Microwave Filter Company, Inc. The dividend will be paid on January 31, 2003 to shareholders of record on January 17, 2003.

Net sales increased $403,541 or 5.9% to $7,251,732 for the fiscal year ended September 30, 2002 when compared to net sales of $6,848,191 for the fiscal year ended September 30, 2001. The increase in sales can primarily be attributed to an increase in the sales of the company's standard cable/satellite TV products, which management attributes to an increase in demand for the company's filters which suppress strong out-of-band interference caused by military and civilian radar systems. This increase in demand can primarily be attributed to the increased security measures that were taken as a result of the September 11th terrorist attacks. Substantially all of this increase was realized during the first six months of the fiscal year.

Net income increased $305,535 or 237% to $434,287 for the fiscal year ended September 30, 2002 when compared to net income of $128,752 for the fiscal year ended September 30, 2001. Earnings per share equaled $.15 for the fiscal year ended September 30, 2002 compared to $.04 for the fiscal year ended September 30, 2001.

Microwave Filter Company, Inc. manufactures electronic filters for eliminating interference and signal processing for such markets as Cable Television, Broadcast, Mobile Communications, Avionics, Radar, Navigation and Defense Electronics. Its subsidiary, Niagara Scientific, Inc., manufactures industrial automation equipment.

The Company's stock is traded on the NASDAQ over-the-counter market under the symbol MFCO.



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                               SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           Microwave Filter Company, Inc.
                                                   (Registrant)


Date: December 20, 2002                    By:  /s/ Richard L. Jones

                                                Name: Richard L. Jones
                                                Title: Chief Financial Officer



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